Exhibit 16.1

June 2, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read amendment No. 1 to the registration statements on Form S-1, dated June 2, 2023 of Maison Solutions Inc. (“Registrant”) and are in agreement with the statements contained under the section “Change in registrant’s certifying Accountant” as it pertains to our firm. On January 14, 2023, we were dismissed by the Registrant as its independent registered public accounting firm. We are not in a position to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

/s/ Friedman LLP

Friedman LLP